Exhibit 99.1

Blockbuster Reports Fourth Quarter and Fiscal-Year 2009 Financial Results

DALLAS, February 24, 2010 / PRNewswire-FirstCall/ — Blockbuster Inc. (NYSE: BBI, BBI.B), a leading global provider of media entertainment, today announced financial results for the fourth quarter and fiscal year ended January 3, 2010.

“While Blockbuster had a challenging year, we did make progress during the year towards the continued transformation of Blockbuster. We closed several hundred stores, but added over 2,000 new Blockbuster Express kiosks. In addition, we introduced a new a la carte by-mail program that provides our in-store customers access to over 95,000 titles and launched Blockbuster On Demand, making streaming video-on-demand available to millions of households with the movies they enjoy at the touch of a button. We completed these initiatives in spite of a challenging global economy and the practical constraints of limited liquidity while we were refinancing the Company’s debt,” stated Jim Keyes, Chairman and Chief Executive Officer of Blockbuster Inc. “Increased inventory levels to support a higher in-stock availability and our investment in advertising were intended to improve top line performance; however, disappointing holiday sales due primarily to aggressive new competition and lower than expected international performance led to a shortfall in our financial results.”

Mr. Keyes concluded, “While we believe the future is bright, the next 12 to 18 months will remain challenging as we balance the secular decline of a single channel with the ascension of emerging channels; such as vending and digital. As we look at our plans for 2010, stores remain a key component of our multi-channel offering. Through our alliance with NCR, we expect to add an additional 7,000 Blockbuster Express kiosks. We also plan to grow the by-mail channel and further expand availability of our digital offering through Blockbuster On Demand. We recognize the need to focus on liquidity and regain the confidence of our stakeholders and will continue to reduce costs, while expanding our new channels through collaborative partnerships. Meanwhile, we will continue to explore a variety of strategic alternatives to strengthen our capital structure to position the Company for success in our transformational efforts.”

“For the full year 2010 we will continue to take actions to improve liquidity,” stated Tom Casey, Executive Vice President and Chief Financial Officer of Blockbuster Inc. “We expect to further reduce G&A expenses by over $200 million, continue to rationalize the domestic store portfolio and work to divest international assets. In addition, in 2010 global capital expenditures will remain at maintenance levels in the range of approximately $30 million to $35 million and we will aggressively manage working capital.”

Consolidated Fourth Quarter Financial Results

Total revenues for the fourth quarter of 2009 were $1.08 billion as compared to total revenue of $1.31 billion for the same period one year ago. Results of the fourth quarter were primarily attributable to a 14.7 percent decrease in same-store comparables, a further reduction in company-operated stores and competitive pressures.

Gross profit for the fourth quarter of 2009 was $540.4 million, compared to $658.9 million in the same period one year ago. Gross profit results for the fourth quarter of 2009 were primarily attributable to lower same-store revenues. Blockbuster recorded consolidated gross margin of 49.8 percent, compared to gross margin of 50.1 percent in the fourth quarter of 2008. Domestic store rental margin as a percent of revenue decreased by 190 basis points year-over-year as the Company increased investments to support its rental in-stock initiative for the 2009 holiday season. Domestic store merchandise margin as a percent of revenue increased by 640 basis points year-over-year, primarily due to a product mix shift from lower margin games, hardware and software to higher margin product.

Operating expenses for the fourth quarter of 2009 decreased by $73.2 million, or approximately 7 percent, to $934.0 million as compared to operating expenses of $1.01 billion for the same period one year ago. In the fourth quarter of 2009 the Company incurred a non-cash charge of $369.2 million for the impairment of goodwill and other long-lived assets, compared to a $435.0 million non-cash charge for the impairment of goodwill and other long-lived assets for the same period one year ago. General and administrative expenses during the fourth quarter of 2009 were $487.6 million as compared to $509.6 million in the fourth quarter of 2008, representing a decrease of $22.0 million, or approximately 4 percent. Blockbuster’s investment in advertising during the fourth quarter of 2009 was $36.3 million, compared to an advertising investment of $26.5 million for the same period one year ago and $19.0 million in the third quarter of 2009. The Company increased its investment in advertising during the fourth quarter of 2009 in an effort to increase traffic in stores and online, specifically in the month of December where historically 30 percent of the Company’s annual EBITDA has been generated. Total selling, general and administrative expense for the fourth quarter of 2009 was $523.9 million, compared to $536.1 million for the same period one year ago.

Operating loss for the fourth quarter of 2009 was $393.6 million as compared to an operating loss of $348.3 million in the fourth quarter one year ago, which includes non-cash charges for the impairment of goodwill and other long-lived assets. Adjusted operating loss, which excludes costs associated with store closures, severance and the impairment of goodwill and other long-lived assets, was $6.3 million for the fourth quarter of 2009, compared to adjusted operating income of $91.9 million for the fourth quarter of 2008.

Net loss in the fourth quarter of 2009 was $434.9 million, or $2.24 per share, which includes the non-cash charge of $369.2 million for the impairment of goodwill and other long-lived assets. This compares to a net loss of $359.8 million, or $1.89 per share, in the fourth quarter of 2008, which included the $435.0 million non-cash charge for the impairment of goodwill and other long-lived assets. Adjusted net loss for the fourth quarter of 2009, which excludes costs associated with store closures, severance and impairments, totaled $44.3 million, or $0.24 per share. This compares to adjusted net income of $75.5 million, or $0.38 per share, in the fourth quarter of 2008. A reconciliation of adjusted results is shown in the tables on pages 6 and 7 following the text of this press release.

Fourth quarter 2009 earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $16.5 million, compared to $122.8 million for the fourth quarter of 2008. Adjusted EBITDA, which excludes stock-based compensation, costs associated with lease terminations and severance, was $31.3 million in the fourth quarter of 2009, compared to adjusted EBITDA of $128.1 million in the same period one year ago.

Blockbuster ended the fourth quarter of 2009 with $188.7 million in cash and cash equivalents and $58.5 million in restricted cash related to the Company’s letters of credit. On January 14, 2010 Blockbuster announced the elimination of the remaining $24 million of letters of credit related to Viacom, which enhanced the Company’s liquidity and reduced its restricted cash balance to approximately $36 million as of January 2010. The remaining portion of the Company’s restricted cash is primarily related to its workers’ compensation insurance.

Cash provided by operating activities during the fourth quarter was $55.3 million, compared with $152.1 million of cash provided by operating activities in the fourth quarter of 2008. Free cash flow (net cash used for operating activities less capital expenditures) was positive at $42.9 million in the fourth quarter of 2009, compared with positive free cash flow of $110.1 million in the same period one year ago.

Consolidated Fiscal-Year 2009 Financial Results

The Company expects to file its Annual Report on Form 10-K for fiscal 2009 with the Securities and Exchange Commission (“SEC”) on or before March 19, 2010. Management anticipates the report of the Company’s independent registered public accounting firm relative to the Company’s 2009 consolidated financial statements will contain an explanatory paragraph indicating that substantial doubt exists with respect to the Company’s ability to continue as a going concern. The Company’s independent public accountants have advised management that such an opinion will be related to the risk that the Company will have a low level of liquidity, particularly as a result of decreased cash from operations. As the Company noted, it intends to explore strategic alternatives, one or more which could improve its liquidity.

Total revenues for the full year 2009 were $4.06 billion, compared to $5.07 billion for the full year of 2008.

For the full year of 2009, operating expenses decreased by $401.2 million or approximately 14 percent, to $2.53 billion as compared to operating expenses of $2.93 billion for the full year of 2008. The 2009 operating expense total includes the non-cash charge of $369.2 million for the impairment of goodwill and other long-lived assets as mentioned above. In 2008, the Company incurred a non-cash charge of $435.0 million for the impairment of goodwill and other long-lived assets, also mentioned above.

Operating loss for fiscal 2009 totaled $355.2 million, compared to operating loss of $304.3 million for the full year 2008, which includes the non-cash charges of $369.2 million and $435.0 million, respectively, for the impairment of goodwill and other long-lived assets.

Net loss for the full year of 2009 was $558.2 million, or $2.93 per share. This compares with net loss of $374.1 million, or $2.01 per share, in 2008. Excluding costs associated with store closures, severance, impairments and certain other items, as shown on pages 6 and 7 of the financial tables following the text of this release, adjusted net loss for the full year of 2009 was $73.7 million, or $0.44 per share. This compares with adjusted net income of $70.2 million, of $0.31 per share, in 2008.

Full year 2009 EBITDA was $158.1 million, compared to $277.3 million for the full year of 2008. Adjusted EBITDA, which excludes stock-based compensation, costs associated with lease terminations, severance and certain other items was $196.4 million for the full year of 2009, compared to adjusted EBITDA of $302.5 million for the full year of 2008.

Additional financial and operational information, including the calculation of adjusted results and the reconciliations of other non-GAAP financial measures used herein, may be found in the tables accompanying this release.

Same-Store Sales

Fourth quarter 2009 domestic same-store sales decreased 15.9 percent, reflecting rental and retail comparable decreases of 11.3 percent and 26.5 percent, respectively. The domestic rental and retail comparable results were primarily driven by the competitive pressures and macroeconomic environment. International same-store sales for the fourth quarter of 2009 decreased 12.1 percent, reflecting rental and retail comparable decreases of 5.9 percent and 17.1 percent, respectively. Worldwide same-store sales for the fourth quarter of 2009 declined 14.7 percent.

For the full year of 2009, domestic same-store sales decreased 15.6 percent, reflecting rental and retail comparable decreases of 12.8 percent and 26.2 percent, respectively. International same-store sales for the full year of 2009 decreased 7.0 percent, reflecting rental and retail comparable decreases of 5.0 percent and 9.4 percent, respectively. Worldwide same-store sales for the full year of 2009 declined 13.1 percent.

Optimizing the Domestic Portfolio

During 2010 Blockbuster will continue to rationalize its footprint. Portfolio optimization key metrics are as follows:

•	Through the Company’s alliance with NCR, we will add an additional 7,000 Blockbuster Express kiosks and expect to have at least 10,000 by 2010 year end.

•

With regard to the Company’s store portfolio, for the full year of 2009 Blockbuster closed 374 domestic company-owned stores, which includes 140 domestic company-owned stores that were closed during the fourth quarter of 2009.

•

Consistent with the Company’s plan disclosed in its 2009 8-K filing, for the full year of 2010 Blockbuster expects to close a range of 500 to 545 underperforming domestic company-owned stores. Blockbuster closed 253 domestic company-owned stores in January 2010 and has identified approximately 150 domestic company-owned stores that are expected to be closed in April 2010. The Company expects to close approximately 75 to 125 domestic company-owned stores throughout the remaining portion of 2010.

•

The Company continues to expect approximately $50 million in benefit to 2010 adjusted EBITDA from revenue transfer and loss avoidance from 2009 domestic company-owned store closures and expected domestic company-owned store closures in 2010.

Equity and Capital Structure

During the fourth quarter of 2009 Blockbuster announced it would seek shareholder approval to combine its two classes of common stock into one class of common stock. The ratio for the proposed combination is expected to be one-for-one and is subject to obtaining stockholder approval at Blockbuster’s annual stockholders’ meeting, which is currently scheduled to occur in May 2010. Blockbuster’s dual class capital structure was originally established in connection with its prior ownership by Viacom. The Company believes the elimination of the dual class capital structure will improve the market liquidity for its common stock and provide a more clearly defined equity structure.

In addition, in November 2009 the Company was notified by the New York Stock Exchange (“NYSE”) that the Company’s Class A common stock did not satisfy the NYSE’s continued listing standard that requires the average closing price of a listed security be no less than $1.00 per share over a consecutive thirty (30) trading-day period. Under NYSE rules, the Company has through the date of its 2010 annual meeting within which to cure this deficiency. As such, the Company has identified action items that it believes will enable it to meet this continued listing standard within the cure period. These actions include a reverse stock split, which will be voted upon at Blockbuster’s upcoming annual stockholders’ meeting currently scheduled for May 2010.

Blockbuster continues to actively explore various recapitalization opportunities, which may include a recapitalization of the Company’s outstanding debt or equity securities. Rothschild Inc. has worked with Blockbuster since February 2009 on a variety of financing and strategic initiatives and continues to assist the Company in connection with evaluating capital structure alternatives.

Fourth Quarter and Fiscal Year 2009 Financial Results Web Cast and Conference Call

Blockbuster will host a conference call today, Wednesday, February 24, 2010, at 4:30 p.m. Eastern Time (“ET”). Investors and analysts may join the conference call by dialing 1.866.788.0538 with the pass code of 44048397. International callers may join the teleconference by dialing 1.857.350.1676, with the same pass code. A telephonic replay will be available beginning two hours after the conclusion of the call and will be available until midnight ET on Wednesday, March 10, 2010. The replay number is 1.888.286.8010, with the pass code of 94860317. International callers interested in listening to the replay should dial 1.617.801.6888 with the same pass code. A live web cast (voice only) of the conference call will be accessible from the Investor Relations section of the Company’s website at http://investor.blockbuster.com. Following the live voice only web cast, an archived version will be available on Blockbuster’s web site. Finally, a Podcast of the conference call will also be available on the Company’s web site. Additional details regarding the Company’s fourth quarter and fiscal year 2009 financial and operational results may be found in its upcoming Annual Report on Form 10-K for the fiscal year ended January 3, 2010, which will be filed with the Securities and Exchange Commission (“SEC”) on or before March 19, 2010. Information may also be found in other Company filings from time-to-time with the SEC.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may also be included from time to time in our other public filings, press releases, our website and oral and written presentations by management. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “predicts,” “targets,” “seeks,” “could,” “intends,” “foresees” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements in this release that describe our strategies, initiatives, objectives, plans or goals are forward-looking. These forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict. Therefore, actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Currently, the risks and uncertainties that may most directly affect our future results include (i) whether our operating results continue to decline and whether, we are able to generate sufficient cash flows to meet our liquidity needs; (ii) whether we will have sufficient cash flows from operating activities and cash on hand to service our indebtedness and finance the ongoing obligations of our business; and (iii) whether we are able to execute our transformational strategies, and (iv) whether we are able to execute the strategies to retain our NYSE listing and obtain requisite approvals to recapitalize or restructure our balance sheet and capital structure or, in the alternative, whether a pre-packaged, pre-arranged or other type of filing under Chapter 11 of the U.S. Bankruptcy Code will be required. The risk factors set forth under “Item 1A. Risk Factors” in our Annual Reports on Form 10-K and other matters discussed from time to time in our filings with the Securities and Exchange Commission, including the “Disclosure Regarding Forward-Looking Information” and “Risk Factors” sections of our Quarterly Reports on Form 10-Q, among others, could affect future results, causing these results to differ materially from those expressed in our forward-looking statements. In the event that the risks disclosed in our public filings and those discussed above cause results to differ materially from those expressed in our forward-looking statements, our business, financial condition, results of operations or liquidity could be materially adversely affected and investors in our securities could lose part or all of their investments. Accordingly, our investors are cautioned not to place undue reliance on these forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward-looking statements included in this release and those included from time to time in our other public filings, press releases, our website and oral and written presentations by management are only made as of the respective dates thereof. Except as otherwise required by law, we undertake no obligation to update publicly any forward-looking statement in this release or in other documents, our website or oral statements for any reason, even if new information becomes available or other events occur in the future.

About Blockbuster Inc.

Blockbuster Inc. is a leading global provider of rental and retail movie and game entertainment. The Company provides its customers with convenient access to media entertainment anywhere and any way they want it - whether in-store, by-mail, through vending and kiosks or digital download. With a highly recognized brand name and a library of over 125,000 movie and game titles, Blockbuster leverages its multi-channel presence to further build upon its leadership position in the media entertainment industry and to best serve the two million daily global customers and over 50 million annual global customers. The Company may be accessed worldwide at www.blockbuster.com.

Blockbuster Inc. Media Contact:	Blockbuster Inc. Investor Relations Contact:
Michelle Metzger	Kellie Nugent
Pierpont Communications	Director, Investor Relations
214.217.7300	214.854.4442
mmetzger@piercom.com	kellie.nugent@blockbuster.com

- Financial Tables to Follow -

BLOCKBUSTER INC.

COMPARATIVE FINANCIAL HIGHLIGHTS

(In millions, except per share amounts)

	Fiscal Quarter Ended		Fiscal Year Ended
	January 3, 2010	January 4, 2009	January 3, 2010	January 4, 2009
Revenues:
Base rental revenues	$600.4	$758.9	$2,528.0	$3,166.5
Previously rented product (“PRP”) revenues	159.8	142.4	557.9	619.8

Total rental revenues	760.2	901.3	3,085.9	3,786.3
Merchandise sales	319.5	404.0	956.1	1,246.9
Other revenues	4.5	9.1	20.4	32.2

	1,084.2	1,314.4	4,062.4	5,065.4

Cost of sales:
Cost of rental revenues	292.7	325.6	1,130.6	1,446.7
Cost of merchandise sold	251.1	329.9	753.6	988.4

Total cost of sales	543.8	655.5	1,884.2	2,435.1

Gross profit	540.4	658.9	2,178.2	2,630.3

Operating expenses:
General and administrative	487.6	509.6	1,928.7	2,235.3
Advertising	36.3	26.5	91.4	117.7
Depreciation and intangible amortization	40.9	36.1	144.1	146.6
Impairment of goodwill and other long-lived assets	369.2	435.0	369.2	435.0

	934.0	1,007.2	2,533.4	2,934.6

Operating income (loss)	(393.6)	(348.3)	(355.2)	(304.3)
Interest expense	(33.5)	(17.5)	(111.6)	(72.9)
Loss on extinguishment of debt	—	—	(29.9)	—
Interest income	0.2	0.3	1.3	2.4
Other items, net	(2.7)	10.7	(10.4)	16.3

Income (loss) from continuing operations before income taxes	(429.6)	(354.8)	(505.8)	(358.5)
Provision for income taxes	(2.0)	(9.9)	(11.8)	(24.4)

Income (loss) from continuing operations	(431.6)	(364.7)	(517.6)	(382.9)
Income (loss) from discontinued operations, net of tax	(3.3)	4.9	(40.6)	8.8

Net income (loss)	(434.9)	(359.8)	(558.2)	(374.1)
Preferred stock dividends	(2.8)	(2.9)	(11.1)	(11.3)

Net income (loss) applicable to common stockholders	$(437.7)	$(362.7)	$(569.3)	$(385.4)

Net income (loss) per common share:
Basic and diluted
Continuing operations	$(2.23)	$(1.91)	$(2.72)	$(2.06)
Discontinued operations	(0.01)	0.02	(0.21)	0.05

Net income (loss)	$(2.24)	$(1.89)	$(2.93)	$(2.01)

Weighted average common shares outstanding:
Basic and diluted	195.0	192.1	194.1	191.8

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

Revenues by Product Line:

	Fiscal Quarter Ended January 3, 2010		Fiscal Quarter Ended January 4, 2009		Fiscal Year Ended January 3, 2010		Fiscal Year Ended January 4, 2009
	Revenues	Percent of Total	Revenues	Percent of Total	Revenues	Percent of Total	Revenues	Percent of Total
Domestic Stores
Rental revenues:
Movies	$399.4	55.5%	$551.8	59.7%	$1,763.6	61.7%	$2,272.4	63.4%
Games	53.8	7.5%	62.3	6.7%	200.2	7.0%	219.9	6.1%
PRP	132.1	18.4%	116.1	12.6%	455.3	15.9%	492.7	13.7%

Total rental revenues	585.3	81.4%	730.2	79.0%	2,419.1	84.6%	2,985.0	83.2%

Merchandise sales:
Movies	59.1	8.3%	79.3	8.6%	174.2	6.1%	227.4	6.3%
Games	11.0	1.5%	54.1	5.8%	60.2	2.1%	155.0	4.3%
General merchandise	59.6	8.3%	55.7	6.0%	187.5	6.6%	200.1	5.6%

Total merchandise sales	129.7	18.1%	189.1	20.4%	421.9	14.8%	582.5	16.2%

Royalties and other	3.3	0.5%	5.7	0.6%	16.7	0.6%	23.3	0.6%

Total domestic stores revenues	$718.3	100.0%	$925.0	100.0%	$2,857.7	100.0%	$3,590.8	100.0%

International
Rental revenues:
Movies	$132.9	36.3%	$131.3	33.6%	$512.7	42.6%	$621.5	42.1%
Games	14.3	3.9%	13.5	3.5%	51.5	4.3%	52.7	3.6%
PRP	27.7	7.6%	26.3	6.8%	102.6	8.5%	127.1	8.6%

Total rental revenues	174.9	47.8%	171.1	43.9%	666.8	55.4%	801.3	54.3%

Merchandise sales:
Movies	49.7	13.6%	50.5	13.0%	141.6	11.8%	162.9	11.0%
Games	108.5	29.7%	131.7	33.8%	282.4	23.4%	366.5	24.9%
General merchandise	31.6	8.6%	32.7	8.4%	110.2	9.1%	135.0	9.2%

Total merchandise sales	189.8	51.9%	214.9	55.2%	534.2	44.3%	664.4	45.1%

Royalties and other	1.2	0.3%	3.4	0.9%	3.7	0.3%	8.9	0.6%

Total international revenues	$365.9	100.0%	$389.4	100.0%	$1,204.7	100.0%	$1,474.6	100.0%

Total consolidated revenues	$1,084.2		$1,314.4		$4,062.4		$5,065.4

Gross Profit by Product Line:
	Fiscal Quarter Ended January 3, 2010		Fiscal Quarter Ended January 4, 2009		Fiscal Year Ended January 3, 2010		Fiscal Year Ended January 4, 2009
	Gross Profit	Percent of Revenue	Gross Profit	Percent of Revenue	Gross Profit	Percent of Revenue	Gross Profit	Percent of Revenue
Domestic Stores
Rental	$352.7	60.3%	$454.1	62.2%	$1,508.8	62.4%	$1,788.1	59.9%
Merchandise	27.6	21.3%	28.1	14.9%	72.3	17.1%	106.0	18.2%
Other	3.3	100.0%	5.7	100.0%	16.7	100.0%	23.3	100.0%

Total domestic stores	383.6	53.4%	487.9	52.7%	1,597.8	55.9%	1,917.4	53.4%

International
Rental	114.8	65.6%	121.6	71.1%	446.5	67.0%	551.5	68.8%
Merchandise	40.8	21.5%	46.0	21.4%	130.2	24.4%	152.5	23.0%
Other	1.2	100.0%	3.4	100.0%	3.7	100.0%	8.9	100.0%

Total international	156.8	42.9%	171.0	43.9%	580.4	48.2%	712.9	48.3%

Total consolidated	$540.4	49.8%	$658.9	50.1%	$2,178.2	53.6%	$2,630.3	51.9%

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION

Selling, General and Administrative (SG&A) Comparison

(Dollars in millions)

Selling, General and Administrative Expenses:

	Fiscal Quarter Ended January 3, 2010		Fiscal Quarter Ended January 4, 2009		Fiscal Year Ended January 3, 2010		Fiscal Year Ended January 4, 2009
	SG&A Expense	Percent of Revenue	SG&A Expense	Percent of Revenue	SG&A Expense	Percent of Revenue	SG&A Expense	Percent of Revenue

Advertising
Domestic stores	$27.6	2.5%	$18.3	1.4%	$67.2	1.6%	$85.9	1.8%
International	8.7	0.8%	8.2	0.6%	24.2	0.6%	31.8	0.6%
General & Administrative
Domestic stores -(4 wall)	297.3	27.4%	317.7	24.2%	1,187.2	29.2%	1,338.2	26.4%
Domestic stores -other	34.2	3.2%	41.8	3.2%	138.1	3.4%	178.3	3.5%
International	129.3	11.9%	121.5	9.2%	495.7	12.2%	580.7	11.5%
Unallocated corporate	26.8	2.5%	28.6	2.2%	107.7	2.7%	138.1	2.7%

Total SG&A	$523.9	48.3%	$536.1	40.8%	$2,020.1	49.7%	$2,353.0	46.5%

Facilities Statistics:

	As of January 3, 2010
	Domestic			International
	Total Number	Avg Sq Footage	Total Sq Footage	Total Number	Avg Sq Footage	Total Sq Footage
		(in thousands)	(in thousands)		(in thousands)	(in thousands)

Stores	3,525	5.5	19,503	1,695	3.2	5,439
Distribution centers	39	N/A	1,121	6	N/A	170
Corporate/regional offices	8	N/A	400	6	N/A	80

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

Other Information: Revenue

	Fiscal Quarter Ended		Fiscal Year Ended
	January 3, 2010	January 4, 2009	January 3, 2010	January 4, 2009

Domestic same-store revenues increase (decrease)

Rental revenues	(11.3)%	(2.6)%	(12.8)%	1.2%
Merchandise sales	(26.5)%	36.5%	(26.2)%	37.4%
Total revenues	(15.9)%	4.4%	(15.6)%	6.4%

International same-store revenues increase (decrease)

Rental revenues	(5.9)%	(5.9)%	(5.0)%	(2.8)%
Merchandise sales	(17.1)%	10.1%	(9.4)%	2.4%
Total revenues	(12.1)%	2.8%	(7.0)%	(0.4)%

Worldwide same-store revenues increase (decrease)

Rental revenues	(10.1)%	(3.5)%	(11.1)%	0.1%
Merchandise sales	(21.6)%	18.8%	(17.9)%	14.6%
Total revenues	(14.7)%	3.7%	(13.1)%	3.9%

Cash Flow Data:

	Fiscal Quarter Ended		Fiscal Year Ended
	January 3, 2010	January 4, 2009	January 3, 2010	January 4, 2009

Net cash provided by (used in) operating activities	$55.3	$152.1	$29.3	$51.0
Net cash provided by (used in) investing activities	$(3.5)	$(42.7)	$(74.9)	$(116.5)
Net cash provided by (used in) financing activities	$(6.3)	$(39.3)	$72.4	$49.4
Capital expenditures	$12.4	$42.0	$32.3	$118.1

Balance Sheet Information:

	January 3, 2010	January 4, 2009

Cash and cash equivalents	$188.7	$154.9
Restricted cash	$58.5	$—
Merchandise inventories	$298.5	$432.8
Rental library, net	$340.7	$355.8
Accounts payable	$300.8	$427.3
Total debt (including capital lease obligations)	$963.6	$817.8

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION

Worldwide Store Count Information:

	Company-Operated			Franchised			Total
	U.S.	Int’l.	Total	U.S.	Int’l.	Total	U.S.	Int’l.	Total
January 4, 2009	3,878	1,928	5,806	707	892	1,599	4,585	2,820	7,405

Opened	5	7	12	—	5	5	5	12	17
Closed	(374)	(56)	(430)	(198)	(90)	(288)	(572)	(146)	(718)
Purchased/(sold)	16	(184)	(168)	(16)	—	(16)	—	(184)	(184)

Net additions/(closures)	(353)	(233)	(586)	(214)	(85)	(299)	(567)	(318)	(885)

January 3, 2010	3,525	1,695	5,220	493	807	1,300	4,018	2,502	6,520

BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Dollars in millions)

For the fiscal quarter and fiscal year ended January 3, 2010, the Company reports adjusted net income (loss), adjusted net income (loss) per common share and adjusted operating income (loss) excluding costs incurred for severance, store closures and the impairment of goodwill and other long-lived assets. Additionally, for the fiscal year ended January 3, 2010, the Company reports adjusted net income (loss) and adjusted net income (loss) per common share excluding the loss on extinguishment of debt, net loss on a third party games sale and the favorable settlement of a future liability.

For the fiscal quarter and fiscal year ended January 4, 2009, the Company reports adjusted net income (loss), adjusted net income (loss) per common share and adjusted operating income (loss) excluding costs incurred for severance, store closures and impairment of goodwill and other long-lived assets. Additionally, for the fiscal year ended January 4, 2009, the Company reports adjusted net income (loss), adjusted net income (loss) per common share and adjusted operating income (loss) excluding costs to explore the acquisition of Circuit City Stores, Inc.

Adjusted net income (loss), adjusted net income (loss) per common share and adjusted operating income (loss) are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission and are not measures of operating performance calculated in accordance with GAAP. As a result, adjusted net income (loss), adjusted net income (loss) per common share and adjusted operating income (loss) should not be considered in isolation of, or as a substitute for, income (loss) from continuing operations, net income (loss) per common share and operating income (loss) as indicators of operating performance. Adjusted net income (loss), adjusted net income (loss) per common share and adjusted operating income (loss), as the Company calculates them, may not be comparable to similarly titled measures employed by other companies.

Management believes excluding the recurring and non-recurring items listed below from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison to current period results and greater transparency regarding supplemental information used by management in its financial and operational decisionmaking.

Management uses these non-GAAP financial measures as an internal measure of business operating performance, to establish operational goals, to allocate resources and to analyze trends. Income (loss) from continuing operations is the financial measure calculated and presented in accordance with GAAP that is most comparable to adjusted net income (loss). Operating income (loss) is the financial measure calculated and presented in accordance with GAAP that is most comparable to adjusted operating income (loss).

	Fiscal Quarter Ended		Fiscal Year Ended
	January 3, 2010	January 4, 2009	January 3, 2010	January 4, 2009

Reconciliation of adjusted net income (loss):
Income (loss) from continuing operations	$(431.6)	$(364.7)	$(517.6)	$(382.9)
Adjustments to reconcile income (loss) from continuing operations to adjusted net income (loss):
Loss on extinguishment of debt	—	—	29.9	—
Store closure costs including lease terminations (recurring)	15.1	1.9	29.8	11.6
Severance costs (recurring)	3.0	3.3	8.6	4.6
Impairment of goodwill and other long-lived assets (non-recurring)	369.2	435.0	369.2	435.0
Net loss on a third party games sale (non-recurring)	—	—	14.0	—
Settlement of future liability (non-recurring)	—	—	(7.6)	—
Costs incurred to explore the acquisition of Circuit City Stores, Inc. (non-recurring)	—	—	—	1.9

Adjusted net income (loss)	(44.3)	75.5	(73.7)	70.2
Preferred stock dividends	(2.8)	(2.9)	(11.1)	(11.3)

Adjusted net income (loss) applicable to common stockholders	$(47.1)	$72.6	$(84.8)	$58.9

Adjusted net income (loss) per common share - basic and diluted	$(0.24)	$0.38	$(0.44)	$0.31

Reconciliation of adjusted operating income (loss):
Operating income (loss)	$(393.6)	$(348.3)	$(355.2)	$(304.3)
Adjustments to reconcile operating income (loss) to adjusted operating income (loss):
Store closure costs including lease terminations (recurring)	15.1	1.9	29.8	11.6
Severance costs (recurring)	3.0	3.3	8.6	4.6
Impairment of goodwill and other long-lived assets (non-recurring)	369.2	435.0	369.2	435.0
Net loss on a third party games sale (non-recurring)	—	—	14.0	—
Settlement of future liability (non-recurring)	—	—	(7.6)	—
Costs incurred to explore the acquisition of Circuit City Stores, Inc. (non-recurring)	—	—	—	1.9

Adjusted operating income (loss)	$(6.3)	$91.9	$58.8	$148.8

For the fiscal quarter and fiscal year ended January 3, 2010, the Company reports adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) excluding costs incurred for stock compensation, severance, store closures and impairment of goodwill and other long-lived assets. Additionally, for the fiscal year ended January 3, 2010, the Company reports adjusted EBITDA excluding a net loss on a third party games sale and the favorable settlement of a future liability.

For the fiscal quarter and fiscal year ended January 4, 2009, the Company reports adjusted EBITDA excluding costs incurred for stock compensation, severance and store closures. Additionally, for the fiscal year ended January 4, 2009, the Company reports adjusted EBITDA excluding costs incurred to explore the acquisition of Circuit City Stores, Inc.

Adjusted EBITDA is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission and is not a measure of operating performance calculated in accordance with GAAP. As a result, adjusted EBITDA should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance. Adjusted EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.

Management believes excluding the recurring and non-recurring items listed under EBITDA below from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison to current period results and greater transparency regarding supplemental information used by management in its financial and operational decisionmaking.

In addition, management believes that adjusting the Company’s financial results to exclude income (loss) from discontinued operations, net of tax, taxes, interest and other income, net and depreciation and amortization of intangibles also provides investors with a clearer perspective of the current underlying operating performance of the Company and a clearer comparison to current period results.

Management uses adjusted EBITDA as an internal measure of business operating performance, to establish operational goals, to allocate resources and to analyze trends. Net income (loss) is the financial measure calculated and presented in accordance with GAAP that is most comparable to adjusted EBITDA.

	Fiscal Quarter Ended		Fiscal Year Ended
	January 3, 2010	January 4, 2009	January 3, 2010	January 4, 2009

Reconciliation of adjusted EBITDA:
Net income (loss)	$(434.9)	$(359.8)	$(558.2)	$(374.1)
Adjustments to reconcile net income (loss) to adjusted EBITDA:

(Income) loss from discontinued operations, net of tax	3.3	(4.9)	40.6	(8.8)
Provision for income taxes	2.0	9.9	11.8	24.4
Interest and other income, net	36.0	6.5	150.6	54.2
Depreciation and intangible amortization	40.9	36.1	144.1	146.6
Impairment of goodwill and other long-lived assets	369.2	435.0	369.2	435.0

EBITDA	16.5	122.8	158.1	277.3

Lease termination costs incurred for store closures (recurring)	10.7	0.6	16.0	4.6
Severance costs (recurring)	3.0	3.3	8.6	4.6
Stock compensation (recurring)	1.1	1.4	7.3	14.1
Net loss on a third party games sale (non-recurring)	—	—	14.0	—
Settlement of future liability (non-recurring)	—	—	(7.6)	—
Costs incurred to explore the acquisition of Circuit City Stores, Inc. (non-recurring)	—	—	—	1.9

Adjusted EBITDA	$31.3	$128.1	$196.4	$302.5

Free cash flow reflects the Company’s net cash flow provided by (used in) operating activities less capital expenditures. The Company uses free cash flow, among other things, to evaluate its operating performance and as a measure of liquidity. Management believes free cash flow provides investors with an important perspective on the cash available for debt service, acquisitions and stockholders after making the capital investments required to support ongoing business operations and long-term value creation. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management and helps improve their ability to understand the Company’s operating performance. In addition, free cash flow is also a measure used by the Company’s investors and analysts for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Free cash flow is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission and is not a measure of performance calculated in accordance with GAAP. As a result, free cash flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or net cash flow provided by (used in) operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As the Company uses free cash flow as a measure of performance and as a measure of liquidity, the tables below reconcile free cash flow to both net income (loss) and net cash flow provided by (used in) operating activities, the most directly comparable financial measures reported under GAAP.

The following table provides a reconciliation of net cash provided by (used in) operating activities to free cash flow:

	Fiscal Quarter Ended		Fiscal Year Ended
	January 3, 2010	January 4, 2009	January 3, 2010	January 4, 2009

Net cash provided by (used in) operating activities	$55.3	$152.1	$29.3	$51.0

Adjustments to reconcile net cash provided by (used in) operating activities to free cash flow:
Capital expenditures	(12.4)	(42.0)	(32.3)	(118.1)

Free cash flow	$42.9	$110.1	$(3.0)	$(67.1)

The following table provides a reconciliation of net income (loss) to free cash flow:

	Fiscal Quarter Ended		Fiscal Year Ended
	January 3, 2010	January 4, 2009	January 3, 2010	January 4, 2009

Net income (loss)	$(434.9)	$(359.8)	$(558.2)	$(374.1)

Adjustments to reconcile net income (loss) to free cash flow:
Depreciation and intangible amortization	41.0	37.3	147.1	152.2
Impairment of goodwill and other long-lived assets	369.2	435.0	369.2	435.0
Non-cash share-based compensation expense	1.1	1.4	7.3	14.1
Capital expenditures	(12.4)	(42.0)	(32.3)	(118.1)
Rental library purchases, net of rental amortization	(9.3)	10.8	19.6	71.3
Changes in operating assets and liabilities	80.8	17.5	(47.4)	(258.5)
Changes in deferred taxes and other	4.2	9.2	19.9	10.3
Loss on sale of store operations	3.2	0.7	41.9	0.7
Loss on extinguishment of debt	—	—	29.9	—

Free cash flow	$42.9	$110.1	$(3.0)	$(67.1)